Exhibit 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES NO CASH DISTRIBUTION FOR JUNE

Dallas, Texas, June 20, 2016 – Southwest Bank, as Trustee of the Hugoton Royalty Trust (NYSE – HGT) (the “Trust”), today reported that it will not declare a monthly cash distribution to the holders of its units of beneficial interest for the month of June 2016. The following table shows underlying gas sales and average prices attributable to the net overriding royalty for both the current month and prior month. Underlying gas sales volumes attributable to the current month were primarily produced in April.

	Underlying Gas Sales
	Volumes (Mcf) (a)		Average Gas Price per Mcf
	Total	Daily
Current Month	1,231,000	41,000	$1.61
Prior Month	1,287,000	42,000	$1.53

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the trustee that it has deducted budgeted development costs of $50,000, production expense of $1,262,000 and overhead of $953,000 resulting in net proceeds of approximately $83,000. The net proceeds resulted in Trust net profits income of approximately $66,000, which was used to offset administrative expenses for the month of approximately $71,000. The trustee will use part of the expense reserve that has been established to pay the remaining $5,000 in administrative expenses. The trustee intends to replenish the reserve out of future monthly net profits income prior to the payment of future distributions to unitholders.

Development Costs

XTO Energy has advised the trustee that based on the current level of actual development costs it decreased the monthly development cost deduction from $100,000 to $50,000 beginning in June 2016. The monthly deduction is based on the current level of development expenditures, budgeted future development costs and the cumulative actual costs under or over the previous deductions. The development cost deduction will continue to be evaluated and revised as necessary.

Excess Costs

XTO Energy has advised the trustee that lower gas prices caused costs to exceed revenues on properties underlying the Kansas and Wyoming net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyance.

Operated Overhead

The May 2016 distribution included a one-time reimbursement of approximately $788,000 related to operated overhead corrections for the period January 2014 through February 2016. This reimbursement affected the net profits income under the Kansas, Oklahoma and Wyoming conveyances by approximately $186,000, $320,000 and $282,000, respectively. The increase in net profits income was used to partially recoup excess costs for the Kansas and Wyoming conveyances and to fully recoup excess costs, plus accrued interest, for the Oklahoma conveyance. The remaining net profits income from the Oklahoma conveyance was used to partially replenish the administrative expense reserve. The trustee intends to replenish the expense reserve to the $1,000,000 level prior to the payment of any future distributions to unitholders.

For more information on the Trust, please visit our web site at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs and future net profits, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2015.

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Contact:	Nancy Willis Vice President Southwest Bank, Trustee 855-588-7839